FOR IMMEDIATE RELEASE	CONTACT
Greg Adams
EDGAR® Online®, Inc.
COO and CFO
(203) 852-5666
gadams@edgar-online.com

EDGAR® Online Reports Fourth Quarter 2007 Results

Increases Fourth Quarter 2007 Revenues 17% and
Reports Positive Adjusted EBITDA

SOUTH NORWALK, CT. - January 29, 2008 - EDGAR® Online, Inc. (NASDAQ: EDGR), today announced that revenues increased 17% to $4.8 million for the quarter ended December 31, 2007, compared to $4.1 million for the same quarter last year. Total revenues for the year ended December 31, 2007 increased 10% to $17.9 million, compared to $16.2 million in the same period last year. Adjusted EBITDA, which has improved sequentially in each quarter of 2007, doubled to $149,000 for the quarter ended December 31, 2007 compared to the previous quarter. EDGAR Online is a leading provider of business and financial information on global companies.

“EDGAR Online’s performance this past quarter is a further indication that we are moving the company solidly forward,” said Philip Moyer, EDGAR Online President and CEO. “We ended 2007 with strong quarterly financial performance. Our business is evolving rapidly as we are experiencing 27% growth in our data business. This growth puts our data and solutions business on a run rate to surpass our traditional subscription business. We also delivered strong increases in our advertising revenue line and maintained our focus on remaining cash flow positive while investing in the expansion of our product sets.” In commenting on the year ahead, Mr. Moyer went on to say, “We are entering 2008 as a next generation data company with a full pipeline, expanded partner relationships and improved operational discipline. The SEC’s momentum in mandating an XBRL standard in the U.S. is providing a strong boost across our entire business. We have one of the only platforms in the world that can move financial information all the way from the CFO desktop to the CFA screen. We are open, we are fleet-of-foot and we are looking forward to demonstrating the true value of our assets in 2008. Our recently announced content and advertising deal with MSN was cutting edge in the online advertising market. It demonstrates the value that is inside of EDGAR Online and is an example of how we will be focused on optimizing every revenue line in our income statement.”

EDGAR® Online, Inc.
2 of 6

Key 2007 accomplishments include:

•	The launch of new XBRL fundamental datasets for Chinese public companies;

•	The release of I-Metrix 2.2 and the launch of the I-Metrix stock screener on Nasdaq.com;

•	Our engagement on the SEC XBRL project;

•	The appointment of Philip Moyer as President and CEO and Mr. Moyer’s subsequent appointment to the XBRL U.S. board of directors ;and

•	The strengthening of our balance sheet with financing and the achievement of adjusted EBITDA positive performance.

Operating loss was ($1.5 million), or ($0.06) per share, for the three months ended December 31, 2007 compared to ($1.6 million), or ($0.06) per share, for the same quarter last year. Net loss was ($1.6 million), or ($0.06) per share, for both the three months ended December 31, 2007 and the same quarter last year. Operating loss was ($7.1 million), or ($0.27) per share, for the year ended December 31, 2007 compared to ($6.1 million), or ($0.24) per share for same period last year. Net loss for the year ended December 31, 2007 was ($7.4 million), or ($0.28) per share compared to ($5.9 million), or ($0.23) per share for the same period last year. Total severance charges and sales tax settlement accruals recorded in the year ended December 31, 2007 were $2.0 million, or ($0.08) per share, and $620,000, or ($0.02) per share, respectively, as detailed in Key Financial Metrics below.

EDGAR® Online, Inc.
3 of 6

Deferred revenue increased approximately 7% to $4.1 million at December 31, 2007, compared to $3.9 million at December 31, 2006. Deferred revenue represents amounts already billed to customers that will be recognized as revenue in future quarters as the Company’s subscription and data products are utilized. At December 31, 2007, cash, cash equivalents and short-term investments totaled $3.8 million, compared to $3.1 million at December 31, 2006.

KEY FINANCIAL METRICS

(in thousands, except per share amounts)

	Three Months Ended		Year Ended
	4Q’06	4Q’07	4Q’06	4Q’07
Subscriptions	$2,347	$2,245	$9,364	$8,857
Data Licenses	1,542	2,299	6,510	8,238
Advertising and E-commerce	176	228	372	813
Total Revenues	$4,065	$4,772	$16,246	$17,908

Net Loss	$(1,567)	$(1,564)	$(5,926)	$(7,363)
Interest (Income)/Expense, net	(30)	92	(144)	231
Operating Loss	(1,597)	(1,472)	(6,070)	(7,132)
Severance Costs	-	396	-	2,011
Stock Compensation	251	552	1,027	1,594
Sales Tax Accrual	-	230	-	620
Amortization and Depreciation	497	443	1,843	1,753
Adjusted EBITDA	$(849)	$149	$(3,200)	$(1,154)

Net Loss per share	$(0.06)	$(0.06)	$(0.23)	$(0.28)
Adjusted EBITDA per share	$(0.03)	$0.01	$(0.13)	$(0.04)

In addition to disclosing financial results prepared in accordance with GAAP, the Company discloses information regarding Adjusted EBITDA. Adjusted EBITDA is a non-GAAP financial measure defined as earnings before interest, taxes, depreciation and amortization. Adjusted EBITDA also excludes severance costs, a non-recurring charge related to a proposed sales tax audit settlement and the non-cash charge for stock compensation expense. As required by the SEC, the Company provides the above reconciliation to net loss, which is the most directly comparable GAAP measure. The Company presents adjusted EBITDA as it is a common alternative measure of performance that is used by management as well as investors when analyzing the financial position and operating performance of the Company by excluding certain non-cash expenses, such as stock compensation expense, as well as non-operating items that are not indicative of its core operating results. Further, this non-GAAP financial measure is one of the primary indicators management uses for planning and forecasting future periods. As adjusted EBITDA is a non-GAAP financial measure, it should not be considered in isolation or as a substitute for net loss or any other GAAP measure. Because not all companies calculate adjusted EBITDA in the same manner, the Company's definition of adjusted EBITDA might not be consistent with that of other companies.

EDGAR® Online, Inc.
4 of 6

EDGAR Online will hold its quarterly conference call to review results for the fourth quarter and full year ended December 31, 2007 today, Tuesday, January 29, 2008, at 5 p.m. EST. Philip Moyer, CEO and President, and Greg D. Adams, COO and CFO, will host the call. To participate, please call (866) 334-3876 (toll-free for domestic callers), or (416) 849-4292 (international callers). The call will also be broadcast simultaneously over the Internet at: http://www.edgar-online.com/investor/.  Investors also have the option of calling (866) 245-6755 (domestic) or (416) 915-1035 (international), passcode 336615, for the teleconference replay, which will be available for approximately one week beginning at 7 p.m. on January 29, 2008.

About EDGAR® Online, Inc.
EDGAR Online, Inc. (Nasdaq: EDGR), www.edgar-online.com, is a leading provider of value-added business and financial information on global companies to financial, corporate and advisory professionals. The Company makes information and a variety of analysis tools available via online subscriptions and licensing agreements to a large user base.

"Forward-looking statements" as defined in the Private Securities Litigation Reform Act of 1995 may be included in this news release. These statements relate to future events and/or our future financial performance. These statements are only predictions and may differ materially from actual future events or results. EDGAR Online, Inc. disclaims any intention or obligation to revise any forward-looking statements whether as a result of new information, future developments or otherwise. Please refer to the documents filed by EDGAR Online, Inc. with the Securities and Exchange Commission, which identify important risk factors that could cause actual results to differ from those contained in forward-looking statements, including, but not limited to risks associated with our ability to (i) increase revenues, (ii) obtain profitability, (iii) obtain additional financing, (iv) changes in general economic and business conditions (including in the online business and financial information industry), (v) actions of our competitors, (vi) the extent to which we are able to develop new services and markets for our services, (vii) the time and expense involved in such development activities, (viii) risks in connection with acquisitions, (ix) the level of demand and market acceptance of our services, and (x) changes in our business strategies.

EDGAR® is a federally registered trademark of the U.S. Securities and Exchange Commission. EDGAR Online is not affiliated with or approved by the U.S. Securities and Exchange Commission.
.

FINANCIAL TABLES FOLLOW

EDGAR® Online, Inc.
5 of 6
EDGAR Online, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)

	Three Months Ended December 31,		Year Ended December 31,
	(unaudited)			(unaudited)
	2006	2007	2006	2007
Revenues:
Subscriptions	$2,347	$2,245	$9,364	$8,857
Data licenses	1,542	2,299	6,510	8,238
Advertising and e-commerce	176	228	372	813
Total revenues	4,065	4,772	16,246	17,908

Total cost of sales	636	797	2,464	3,019

Gross profit	3,429	3,975	13,782	14,889

Sales and marketing	1,292	1,193	5,180	4,924
Product development	963	935	3,809	3,710
General and administrative	2,274	2,480	9,020	9,623
Severance costs	-	396	-	2,011
Amortization and depreciation	497	443	1,843	1,753
Total operating expenses	5,026	5,447	19,852	22,021

Operating loss	(1,597)	(1,472)	(6,070)	(7,132)

Interest income/(expense), net	30	(92)	144	(231)

Net loss	$(1,567)	$(1,564)	$(5,926)	$(7,363)

Weighted average shares outstanding - basic and diluted	25,758	26,207	25,484	26,023

Net loss per share - basic and diluted	$(0.06)	$(0.06)	$(0.23)	$(0.28)

EDGAR Online, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	December 31,	December 31,
	2006	2007
		(unaudited)
Assets

Cash, cash equivalents and short-term
investments	$3,070	$3,778
Accounts receivable, net	2,550	2,799
Other assets	229	233
Total current assets	5,849	6,810

Property and equipment, net	1,132	1,192
Goodwill	2,189	2,189
Intangible assets, net	5,444	4,198
Other assets	1,258	1,232
Total assets	$15,872	$15,621

Liabilities and Stockholders’ Equity

Accounts payable and accrued expenses	$2,084	$3,617
Deferred revenues	3,858	4,116
Current portion of long term debt	-	125
Total current liabilities	5,942	7,858

Long term debt	-	2,281
Other long term liabilities	-	442
Total liabilities	5,942	10,581

Stockholders’ equity:
Common stock	270	274
Treasury stock	(2,132)	(1,959)
Additional paid-in capital	69,606	71,902
Accumulated deficit	(57,814)	(65,177)
Total stockholders’ equity	9,930	5,040

Total liabilities and stockholders’ equity	$15,872	$15,621

# # # #